UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2014

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. – Entry into a Material Definitive Agreement

On August 22, 2014, Heat Biologics, Inc. (the “Company”) and its U.S. subsidiaries entered into a loan and security agreement (the “Agreement”) with Square 1 Bank (“Square 1”) to provide the Company with up to four term loans in the aggregate principal amount of up to $7,500,000 for working capital (the “Term Loans”).  The Term Loans are to be made available to the Company upon the following terms: (i) $1,500,000 was  available on August 22, 2014 (“Tranche 1 Loan”); (ii) $1,500,000 (the “Tranche 2 Loan”) is to be made available to the Company upon Square 1’s receipt on or prior to December 31, 2014 of evidence satisfactory to it of the first patient enrollment of the Company’s Phase 2 clinical trial for HS-410; (iii) $2,250,000 (the “Tranche 3 Loan”) is to be made available to the Company upon Square 1’s receipt or before June 30, 2015 of evidence satisfactory to it of the initiation and continuation of the Company’s ImPACT cell line for a third indication; and (iv) $2,250,000 (the “Tranche 4 Loan”) is to be made available to the Company upon Square 1’s receipt, on or before October 31, 2015, of evidence satisfactory to it of full enrollment of the Company’s Phase 1/2 clinical trial for HS-410.  Each loan accrues interest from its date of issue at a variable annual interest rate equal to the greater of 3.05% plus prime or 6.30% per annum. The Tranche 1 Loan is payable as interest-only prior to December 31, 2014 (unless the Company achieves the Tranche 2 funding condition prior to such date at which time the interest only period will be extended until June 30, 2015) and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 2 Loan is available prior to December 31, 2014 and is payable as interest-only prior to June 30, 2015 (unless the Company achieves the Tranche 3 funding condition prior to such date at which time the interest only period will be extended until October 31, 2015) and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 3 Loan is available on June 30, 2015 and is payable as interest-only prior to October 31, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018.  The Tranche 4 Loan is available until October 31, 2015 and is payable in monthly installments of principal plus accrued interest until February 22, 2018.  The Agreement with Square 1 sets forth various affirmative and negative covenants the failure of the Company to comply with which constitutes a default under the Agreement, including the Company having at least two ongoing clinical trials at all times, the attainment of the funding conditions set forth above on or prior to the date of availability of the Term Loans as set forth above and covenants regarding financial reporting, limits on the Company’s cash burn, incurrence of indebtedness, permitted investments, encumbrances, distributions, investments  and mergers and acquisitions.  The Loan is also secured by a security interest in all of the Company’s personal property, excluding its intellectual property.

In connection with the Tranche 1 Loan, the Company issued Square 1 a warrant, exercisable for 52,695 shares of the Company’s common stock (“Warrant”). The Warrant is exercisable for a period of ten years at an exercise price of $ 4.27. The Warrant has a cashless exercise feature and the exercise price is subject to adjustment upon the occurrence of certain events.

This summary description does not purport to be complete and is subject to, and qualified in its entirety by reference to the Agreement and the Warrant (the “Transaction Documents”), which are attached as Exhibits 4.1 and 4.2 to this Form 8-K and are incorporated herein by reference.

Important Notice regarding the Transaction Documents

The Transaction Documents have been included as exhibits to this Current Report on Form 8-K to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about the Company or its subsidiaries. The representations, warranties and covenants contained in the Transaction Documents were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Transaction Documents; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. No one should rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Documents, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 3.02 – Unregistered Sales of Equity Securities.

In connection with the Agreement, the Company issued Square 1 a Warrant, exercisable for 52,695 shares of its common stock. The Warrant is exercisable for a period of ten years at an exercise price of $4.27.

Neither the issue of the Warrant nor the shares of our common stock issuable thereunder were registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state.  The Warrant was offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering with an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

4.1	Loan Agreement with Square 1 Bank
4.2	Warrant issued to Square 1 Bank
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2014	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Loan Agreement with Square 1 Bank
4.2	Warrant issued to Square 1 Bank
99.1	Press Release